Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Constellation Brands, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-136379) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, and 333-149206) of Constellation Brands, Inc. (the Company) of our reports dated April 29, 2009, with respect to the consolidated balance sheets of Constellation Brands, Inc. and subsidiaries as of February 28, 2009 and February 29, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended February 28, 2009, and the effectiveness of internal control over financial reporting as of February 28, 2009, which reports appear in the February 28, 2009 annual report on Form 10-K of Constellation Brands, Inc.
Our report on the consolidated financial statements refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, at March 1, 2007 and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, at March 1, 2006.
Our report with respect to the effectiveness of internal control over financial reporting as of February 28, 2009, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of February 28, 2009 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the Company’s reconciliation and review of inventory accounts in its Australian subsidiary has been identified and included in management’s assessment as of February 28, 2009.
/s/ KPMG LLP
Rochester, New York
April 29, 2009